Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-237517, 333-237518, 333-256335, and 333-256369) of Arconic Corporation of our report dated February 21, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
February 21, 2023